Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Year Ended and Fourth Quarter Ended December 31, 2015
Earnings and Quarterly Dividend Payment

Morrisville, VT January 20, 2016 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the year ended December 31, 2015 of $7.9 million, or $1.77 per share, compared to $7.7 million, or $1.73 per share, for 2014, an increase of 2.4%. Results for December 31, 2015 reflect increases in interest income of $292 thousand, or 1.2%, noninterest income of $883 thousand, or 9.9% and a reduction in interest expense of $130 thousand, or 6.0%. These positive variances were partially offset by increases in the provision for loan losses of $205 thousand, or 59.4%, noninterest expenses of $710 thousand, or 3.3%, and the provision for income taxes of $206 thousand, or 10.4%. The change in noninterest expenses was primarily due to increases of $601 thousand, or 6.7%, in Salaries and wages, $252 thousand, or 9.2% in Pension and employee benefits, $80 thousand, or 6.7% in occupancy expenses, and $201 thousand, or 12.02% in equipment expenses, offset by a reduction in other expenses of $424 thousand, or 6.0%.

Earnings for the fourth quarter of 2015 were $1.93 million, or $0.44 per share, compared to $1.89 million, or $0.43 per share, for the fourth quarter of 2014, an increase of 2.3%. Increases in net interest income of $123 thousand, or 2.1%, and noninterest income of $277 thousand, or 13.1% as of December 31, 2015 compared to December 31, 2014 were partially offset by increases in noninterest expenses of $107 thousand, or 1.9%, and the provision for income taxes of $146 thousand, or 37.3% for the same period.

Total assets grew to $628.5 million compared to the prior year of $624.1 million, growth of $4.5 million, or 0.7%. Total loans outpaced total asset growth as a result of utilization of excess liquidity to fund the strong loan demand. Total loans increased 3.2% to $506.7 million as of December 31, 2015 from $491.1 million as of December 31, 2014. Sales of qualifying residential mortgages to the secondary market totaled $131.1 million for 2015 compared to sales of $94.7 million for 2014. Loans serviced for others grew $56.9 million, or 15.6%, to $422.3 million as of December 31, 2015 from $365.4 million as of December 31, 2014. Total deposits reached $560.4 million compared to the prior year of $552.1 million, or growth of $8.3 million, or 1.5%. The Company had total capital of $54.3 million with a book value per share of $12.18 as of December 31, 2015 compared to $51.4 million and $11.54 per share at December 31, 2014.

On January 20, 2016, the Board of Directors declared a regular quarterly cash dividend of $0.27 per share, payable on February 9, 2016 to shareholders of record January 30, 2016.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors 1891 and will be celebrating its 125th anniversary on July 27, 2016. Union Bank has earned an outstanding reputation for residential lending programs and has recently been named, for the third consecutive year, the USDA RD Vermont lender of the year. Union is also an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.